UNITED STATES
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SCHEDULE 14A
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MINDSPEED TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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On February 24, 2009, Mindspeed Technologies, Inc. issued the following press release.
LEADING PROXY ADVISOR RECOMMENDS MINDSPEED® STOCKHOLDERS
SUPPORT MANAGEMENT’S NOMINEES AND OTHER MANAGEMENT INITIATIVES
AT THE UPCOMING ANNUAL MEETING OF STOCKHOLDERS
NEWPORT BEACH, Calif., February 24, 2009 — Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that RiskMetrics Group, a leading institutional proxy advisory firm, has recommended that Mindspeed stockholders support all of management’s initiatives at the annual meeting of stockholders that is scheduled for March 10, 2009.
     RiskMetrics recommends that stockholders vote FOR both director nominees, Raouf Y. Halim and Dwight W. Decker.
     In analyzing the proposed amendments to both of the company’s long-term incentives plan and directors stock plan, RiskMetrics concluded that the proposed amendments are reasonable in comparison to the company’s peers and, as such, recommends that stockholders vote FOR both amendments. In reaching this conclusion, RiskMetrics states that there was no disconnect in CEO compensation versus Mindspeed’s stock performance and the company’s three-year average burn rate was reasonable. In addition, pursuant to the company’s recent announcement to limit grants under the long-term incentives plan, the company’s one year potential dilution is expected to be reduced to approximately 5.9 percent of common shares outstanding as compared to the three-year average burn rate of 6.8 percent.
     RiskMetrics also recommends that stockholders vote FOR the proposed stock option exchange program. They noted that the proposed program excludes named executive officers and directors, is designed to be value-for-value and that the exercise price of options eligible for the program is greater than the company’s 52-week high stock price. Furthermore, RiskMetrics noted that the company has estimated that the proposed program could, under certain circumstances, reduce the company’s overhang by up to 700,000 shares.

     Finally, RiskMetrics noted that the company’s revenue grew from $127.8 million in fiscal year 2007 to $160.7 million in fiscal year 2008 and management has taken steps to implement multiple restructuring plans.
About Mindspeed Technologies ®
     Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks.
     The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access voice-over-IP processors designed to support voice and data services across wireline and wireless networks and WAN communication products such as T/E carrier transmission devices and ATM/MPLS network processors.
     Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.
     To learn more, visit us at www.mindspeed.com.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the company’s expectations, goals or intentions, including but not limited to, statements regarding the reasonableness of the plan amendments and overhang reduction levels. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: future operating losses; cash requirements and terms and availability of financing; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; and business acquisitions and investments. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009, as well as similar disclosures in the company’s subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.